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                              ARTICLES OF TRANSFER
                 FROM MERRILL LYNCH SMALL CAP VALUE FUND, INC.,
                            A MARYLAND CORPORATION,
                        TO MASTER SMALL CAP VALUE TRUST,
                            A DELAWARE BUSINESS TRUST

        THESE ARTICLES OF TRANSFER are made and entered into as of the 5th day of September, 2000, by and between Merrill Lynch Small Cap Value Fund, Inc., a Maryland corporation (the "Transferor"), and Master Small Cap Value Trust, a Delaware business trust (the "Transferee").

        FIRST: The Transferor agrees to convey and transfer all of its assets to the Transferee as hereinafter set forth.

        SECOND: (a) The Transferor was incorporated under the laws of the State of Maryland.

                (b) The Transferee was incorporated under the laws of the State of Delaware.

        THIRD: The name, address and principal place of business of the Transferee is Merrill Lynch Small Cap Value Fund, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

        FOURTH: The Transferor maintains its principal office in the State of Maryland in Baltimore. The Transferor does not own an interest in land in the State of Maryland.

        FIFTH: The Transferee maintains its principal office in the State of Delaware in Wilmington. The Transferee does not own an interest in land in the State of Delaware.

        SIXTH: The nature of the consideration to be paid by the Transferee for the conveyance and transfer of substantially all of the assets of the Transferor shall be interest of the

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Transferor in the assets of the Transferee calculated in accordance with the
Declaration of Trust of the Transferee, dated May 2, 2000.

        SEVENTH:   The terms and conditions of the transactions set forth in
these Articles of Transfer have been advised, authorized and approved by the Transferor in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferor held on May 2, 2000, and by the subsequent approval of stockholders at a meeting of the stockholders of the Transferor held on July 17, 2000 at 9:00 A.M.

        EIGHT:     The terms and conditions of the transaction set forth in
these Articles of Transfer have been advised, authorized and approved by the Transferee in the manner and by the vote required by its Declaration of Trust and the laws of the State of Delaware at a meeting of the Board of Trustees of the Transferee held on May 2, 2000.

        NINTH:     These Articles of Transfer shall be effective on September 5,
2000.

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        IN WITNESS WHEREOF, each party to these Articles of Transfer has caused these Articles to be signed and acknowledged in its name and on its behalf by its President and attested by its Secretary, on the day and year first above written, and each such signatory hereby acknowledges the same to be the act and deed of such corporation or business trust, respectively, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects, such statements being made under the penalties of perjury.



ATTEST:                            MERRILL LYNCH SMALL CAP VALUE FUND, INC.



/s/ THOMAS D. JONES, III           By: /s/ TERRY K. GLENN
---------------------------           ------------------------------------
Thomas D. Jones, III               Name: Terry K. Glenn
Secretary                          Title: President


ATTEST:                            MASTER SMALL CAP VALUE TRUST




/s/ THOMAS D. JONES, III           By: /s/ TERRY K. GLENN
---------------------------           ------------------------------------
Thomas D. Jones, III               Name: Terry K. Glenn
Secretary                          Title: President





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